Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE

CERTIFICATE OF INCORPORATION
OF

PII THIRD, INC.

PII THIRD, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

1.                      The name of the Corporation is PII Third, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 28, 1997.

2.                      This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3.                      Article IV of the Certificate of Incorporation is hereby amended in full to be and read as follows:

“ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 200, all of which shall be shares Common Stock, par value $0.01 per share.”

IN WITNESS WHEREOF, PII THIRD, INC. has caused this certificate to be signed by Claude P. Arcand, its President, and attested by Jacques Gauthier, its Secretary, this 18th day of December, 1997.

PIE THIRD, INC.

By:	/s/ Claude P. Arcand
Title: President

ATTEST:

/s/ Jacques Gauthier
Secretary